PROPERTY OPTION AGREEMENT

THIS AGREEMENT made and entered into as of the 1st day of April, 2009

BETWEEN:                                American International Ventures Inc., a company having a mailing address at 4058 Histead Way, Evergreen, Colorado 80439,

(herein called the “Optionor”)

OF THE FIRST PART

AND:	Patriot Gold Corp., a company having an office at 3651 Lindell Road, Suite D #165, Las Vegas, NV 89103

(herein called the “Optionee”)

OF THE SECOND PART

WHERAS the Optionor has represented that, subject to the NSR (as defined herein), it is the sole recorded and beneficial owner in and to the property called the Bruner Patented Claims (the “Property) described in Schedule “A” attached hereto;

AND WHEREAS the Optionor, subject to the 1.5% NSR reserved to the Optionor as described in Schedule B and 2% NSR reserved to Miramar-Orcana (collectively, the “Reserved NSR”), now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth herein and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by the Optionee to the Optionor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1.	Definitions

The following words, phrases and expressions shall have the following meanings:

(a)
“Facilities” means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

(b)
“Force Majeure” means an event beyond the reasonable control of the Opionee that prevents or delays it from conducting the activities contemplated by this Agreement other than the making of payments referred to in Section 4 herein. Such events shall include but not be limited to acts of God, war, insurrection, action or inaction of governmental agencies reflecting an instability in government procedures, or delay in permitting unacceptable to both Optionor and Optionee;

(c)	“Mineral Products” means the commercial end products derived from operating the Property as a mine:

(d)	“Mining Operations” includes:

(i)	every kind of work done on or with respect to the Property by or under the direction of the Optionee during the Option Period or pursuant to an approved Work Program; and

(ii)
without limiting the generality of the foregoing, including all work capable of receiving assessment credits pursuant to the Mines and Minerals Act of Nevada and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling concentration, beneficiation or ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities;

(e)	“NSR” means that Net Smelter Royalty as defined in Schedule “B” attached hereto;

(f)
“Option” means the option granted by the Optionor to the Optionee to acquire, subject to the Reserved NSR to the Optionor, an undivided 100%  right, title and interest in and to the Property as more particularly set forth in Section 4;

(g)
“Option Period” means the period from the date hereof to: (i) the date at when the Optionee has performed its obligations to acquire its 100% interest in the Property as set out in Section 4 hereof, or (ii) the termination of this Agreement, which ever is earlier.;

(h)	“Property” means the mineral claims described in Schedule “A”;

(i)	“Filing Fees” means all fees, payments and expenses necessary to keep the patented claims in good standing with federal, state and local government entities including property taxes;

2.	Headings

Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

3.           Singular, Plural

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

4.	Option

The Optionor hereby grants to the Optionee the sole and exclusive right and option (the “Option”) to earn a 100% interest in the Property , subject to the Reserved NSR, provided that each of the following conditions are met:

(a)	The Optionee paying the sum of $30,000 USD to the Optionor by way of cash, and due upon the date both Optionor and Optionee have signed this agreement;

(b)	On or before April 1, 2010, the Optionee paying $35,000 USD to the Optionor;

(c)	On or before April 1, 2011, the Optionee paying $40,000 U.S to the Optionor;

(d)	On or before April 1, 2012, the Optionee paying $45,000 USD to the Optionor;

(e)	On or before April 1, 2013, the Optionee paying $50,000 USD to the Optionor;

(f)	On or before April 1, 2014, the Optionee paying $55,000 USD to the Optionor.

(g)	On or before April 1, 2015, the Optionee paying $60,000 USD to the Optionor; and

(h)	On or before April 1, 2016, the Optionee paying $1,185,000 USD to the Optionor.

Optionee can prepay any or all of the above amounts. Upon the Optionee making all of the payments above (a total of $1,500,000 to Optionor), the Optionee shall be deemed to have exercised the Option (the “Exercise Date”) and shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine subject to the Reserved NSR.

The Optionee shall have the right exercisable at any time up to 30 days after beginning mine construction to buy 1.0% of the Optionor’s 1.5% NSR interest for USD $500,000. The right to purchase the said NSR interest shall be exercised by the Optionee providing the Optionor with notice of the purchase accompanied by payment in the amount of USD $500,000.

The doing of any act or the incurrence of any cash payments by the Optionee shall not obligate the Optionee to do any further acts or make any further payments.

5.           Transfer of Title

Upon Optionee’s completion of all requirements to earn a 100 percent interest in the Property, as stated in Section 4 above, the Optionor will deliver or cause to be delivered to the Optionee’s solicitors a duly executed transfer of Property in favor of the Optionee (the “Optionee Transfer”). The Optionee shall be entitled to record the Optionee Transfer with the appropriate government offices to effect transfer of legal title of the Property into its own name upon the full and complete exercise of the Option by the Optionee.

6.           Operations during Option

At any time prior to the termination of this Agreement, the Optionee, its servants, agents and workmen and any persons duly authorized by the Optionee, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as the Optionee in its sole discretion may deem advisable and shall have the right to remove and ship therefrom ores, minerals, metals, or other products recovered in any manner therefrom as needed for metallurgy, bulk sampling and other pre-production activities, subject to the NSR.  However, prior to (i) the commencement of any Mining Operations beyond that necessary for a feasibility study or (ii) the construction of any metallurgical processing plant or recovery facility not required for a feasibility study, the Optionee must have purchased the property as described in Section 4.

During the Option Period, Optionor will pay the annual taxes due on the Property and will bill Optionee for such amount. Payment will be made to Optionor by Optionee within thirty (30) days from receipt of such invoice.

Prior to the commencement of any Mining Operations or construction of any metallurgical processing or recovery facility Optionee shall obtain, and maintain during such periods of operations or construction, insurance against hazards and risks and liability to persons and property to the extent and in the manner which the Optionee reasonably believes is customary for companies in similar business similarly situated as the Optionee. Such insurance policy shall be with a financially sound and reputable insurer and shall name the Optionor as an additional insured. Optionee shall provide a copy of such policy to Optionor when obtained.

During the Option Period, all Mining Operations and any metallurgical and ancillary operations conducted on the Property shall be conducted in accordance with all applicable federal, state, and local laws and regulations, including The Mines and Minerals Act of Nevada.

7.           Assignment

During the Option Term, both parties shall have the right to sell, transfer, assign, mortgage, pledge its interest in this Agreement or its right or interest in the Property provided that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

8.           Termination

This Agreement shall forthwith terminate in circumstances where:

(a)
The Optionee shall fail to comply with any of its obligations hereunder including failure to make any of the payments set forth in Section 4, subject to Force Majeure, and within 30 days of receipt by the Optionee of written notice from the Optionor of such default, the Optionee has not:

(i)	cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

(ii)
given the Optionor notice that it denies that such default has occurred for matters other than the failure to make payments set forth in Section 4 or failure to pay the annual taxes due on the Property.

In the event that the Optionee gives notice that it denies that a default has occurred, the Opionee shall not be deemed to be in default until the matter shall have been determined finally through such means of arbitration as stated herein as such matter has been subjected to by either party; or

(b)
The Optionee gives notice of termination to the Optionor, which it shall be at liberty to do at any time after the execution of this Agreement. If and when the Optionee elects to terminate this Agreement, at such time the Property or the specific project will be returned to the Optionor.

(c)
Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Optionee.

Upon the termination of this Agreement under this Section 8, the Optionee shall cease to be liable to the Optionor in debt, damages, claim fees or otherwise, other than to pay all liabilities referred to in Section 12 and any reclamation requirements related to its activities on said Property.  All such reclamation shall be in accordance with all applicable federal, state, and local laws and regulations, including The Mines and Minerals Act of Nevada.

Upon termination of this Agreement under this Section 8, the Optionee shall return the Property, as listed in Schedule A, to the Optionor by letter and shall record such instrument indicating termination of this Agreement. Upon receiving written request from the Optionor, Optionee will return all data received from Optionor as well as copies of data generated by Optionee during the Option period. The Optionee shall vacate the Property within a reasonable time after such termination and relinquishment, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

9.           Representations and Covenants of the Optionor

The Optionor represents and covenants to and with the Optionee, as of this date, as follows:

(a)	The Optionor is a company duly organized validly existing and in good standing under the laws of Delaware;

(b)	The Optionor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)
The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e)	The Agreement constitutes a legal, valid and binding obligation of the Optionor;

(f)
The Property is accurately described in Schedule “A”, is in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances except those specifically listed in the Letter Agreement included as Schedule C of this agreement and as stated herein;

(g)
The Optionor is the sole recorded and beneficial owner of the Property subject to the 2% NSR of Miramar and has the exclusive right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement;

(h)
No Person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor, except those noted in Schedule C herein, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property except those noted in Schedule C other than the government of the state of Nevada pursuant to statute; notwithstanding any Federal, State or County royalties or net proceeds tax derived from mining operations.

(i)
Upon request by the Optionee, and at the sole cost of the Optionee, the Optionor shall use his best efforts to deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Property. Nothing will be withheld, hidden, or kept from the Optionee, whether the data or information is held or not by the Optionor; and

(j)
The Optionor indemnifies and holds harmless the Optionee from any and all suits, judgments, actions, liabilities, whether environmental or other that the Optionor is aware of as pending or contemplated prior to this agreement.

10.           Assignment of Miramar-Orcana Letter Agreement

Optionor hereby assigns its Letter of Agreement with Orcana Resources Inc and Miramar Gold Corporation dated July 16th, 2002, shown in Schedule C of this agreement, to Optionee and specifically Sections 4 and 5 of Page 1, relating to the buy out of the 2% NSR royalty granted to Miramar for a total of $500,000 cash or stock. Optionor represents that it has relinquished all rights and title to all unpatented mining claims within the area of interest as described in sections 2 and 3 of the Miramar-Orcana Letter Agreement, and other than the Property, it has no other ownership rights to mining claims within the area of interest in the Miramar-Orcana Agreement.  Optionee further understands that the area of interest is confined solely to the boundaries of mining claims listed within Schedule A of the present agreement dated April 1, 2009 since neither the Optionor nor Miramar-Orcana have ownership rights to any mining claims outside this perimeter.

11.           Representations and Covenants of the Optionee

The Optionee represents and covenants to and with the Optionor that:

(a)	The Optionee is a company duly organized validly existing and in good standing under the laws of Nevada;

(b)	The Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)
Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)
The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents; and

(e)	This Agreement constitutes a legal, valid and binding obligation of the Optionee.

12.           Indemnity and Survival of Representation

The representation Optionor and Optionee hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, option, covenant, agreement or condition made by them and contained in this Agreement.

The Optionor hereby indemnifies and saves harmless the Optionee, and its officers, directors, employees, consultants, or agents from any liability arising form any and every kind of work done on or with respect to the Property prior to the signing of this Agreement (the “Prior Operations”). Without limiting the generality of the foregoing, Prior Operations includes all work capable of receiving assessment credits pursuant to The Mines and Minerals Act of Nevada and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, beneficiation of ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities.

The Optionee hereby indemnifies and saves harmless the Optionor, and its officers, directors, employees, consultants, or agents from any liability arising form any and every kind of work done on or with respect to the Property after the signing of this Agreement (the “Future Operations”). Without limiting the generality of the foregoing, Future Operations includes all Mining Operations, construction of any Facilities, and all work capable of receiving assessment credits pursuant to The Mines and Minerals Act of Nevada and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, beneficiation of ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities.

13.           Confidentiality

Except as required by law, the parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation or if an acceptable confidentiality agreement has been obtained from a third party.

14.           Notice

All notices, consents, demands and requests ( in this Section 13 called the “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent electronically including email shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labor dispute which might effect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered. For purposes of this agreement and as a definition of address the Optionor’s email shall be defined as MGoldst445@aol.com and the Optionor’s fax number is 303-697-6559. The Optionee’s email shall be defined as rrkern@charter.net and the Optionee’s telecopier number is 775-746-0938. Notice will be provided to each party should their respective email address change.

15.           Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement

16.           Entire Agreement

The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein

17.           Proper Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Nevada. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration under the rules of The Arbitration Act of Nevada. Each party shall select one arbitrator and the two arbitrators will select a third arbitrator. The decision of the three (3) arbitrators shall be binding on the parties.

18.           Enurement

This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19.           Payment

All references to monies herein shall be in US funds unless otherwise specified. The Optionee shall make payments for the Expenditures incurred by the Optionor no later than 30 days after the receipt of invoices delivered by the Optionee to do any acts or make any payments hereunder, and any act or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

20.           Supersedes Previous Agreements

This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 1st day of April, 2009

American International Ventures, Inc.

Per:  /s/  Myron A. Goldstein
        Myron A. Goldstein, Chairman/CFO

Patriot Gold Corp.

Per:  /s/ Herb Duerr
        Herb Duerr,  President

SCHEDULE “A”
List of patented mining claims and mill sites in the name of American International Ventures Inc., located in T14M, R37E, Sections 13, 14, 23 and 24, Nye County, Nevada:

Claim Name	Owner	Min. Sur. #	NMC #
Paymaster	AIVN	4301	616421
Paymaster Ext 1	AIVN	4301	616421
Paymaster Ext	AIVN	4301	616421
Defender	AIVN	4301	616421
Last Chance	AIVN	4301	616421
Last Chance #1	AIVN	4301	616421
Paymaster Annex	AIVN	4301	616421
Wild Horse	AIVN	4301	616421
Wild Horse 1	AIVN	4301	616421
Wild Horse 2	AIVN	4301	616421
Wild Horse 3	AIVN	4301	616421
Big Henry	AIVN	4301	616421
Friday	AIVN	4301	616421
Little Jim	AIVN	4301	616422
Sooy	AIVN	4303	616422
Bruner Lode	AIVN	4303	616422
Annex	AIVN	4303	616422
Lucky Tiger	AIVN	4303	616422
Aura	AIVN	4303	616422
Silent Friend	AIVN	4303	616422
Annex Extension	AIVN	4303	616422
Climax	AIVN	4302A	616422
July	AIVN	4302A	756224
Black Mule	AIVN	4302A	756224
Shale Lode	AIVN	4302A	756224
Gold Knob	AIVN	4302A	756224
July Millsite	AIVN	4302B	756224
Black Mule Millsite	AIVN	4302C	756224

SCHEDULE “B”

“Net Smelter Return” shall mean the aggregate proceeds received by the Optionee from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(a)	all smelting and refining costs including sampling, assaying, treatment charges and penalties including but not limited to, metal losses, incurred by the Optionee; and

(b)
costs incurred by Optionee for handling, transporting, securing and insuring Mineral Products from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other  purchaser of Mineral Products including, in the case of gold or silver concentrates, security costs; and

(c)	ad valorem taxes and taxes based upon sales or production, but not income taxes, incurred by Optionee; and

(d)	marketing costs, including sales commissions, incurred by Optionee in selling Mineral Products derived from the Property.

The Optionee shall reserve and pay to the Optionor a NSR equal to one and one-half (1.5%) percent of Net Smelter Return. An additional two (2.0) percent of Net Smelter Return is due Miramar as mentioned in Section 10 of this agreement and specifically described in Schedule C as is the buy out of said royalty.

Payment of NSR payable to the Optionor hereunder shall be made quarterly within thirty (30) days after the end of each calendar quarter during which the Optionee receives Net Smelter Returns in USD dollars or in kind bullion at the discretion of the Optionor. Within (60) days after the end of each calendar quarter for which the NSR for such year shall be audited by the Optionee and any adjustments in the payments of NSR to the Optionor shall be made forthwith after completion of the audit. All payments of NSR to the Optionor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or the calculations thereof are not disputed by the Optionor of the same audited statement. The Optionee shall maintain accurate records relevant to the determination of the NSR and the Optionor or its authorized agent, shall be permitted the right to examine such records at all reasonable times.

SCHEDULE “C”

Letter of Agreement with Orcana Resources Inc and Miramar Gold Corporation